Pricing Supplement dated August 14, 2024 (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$40,000,000 Cash-Settled Equity-Linked Notes due August 20, 2029 Linked to the Common Stock of EQT Corporation Global Medium-Term Notes, Series A

The Notes provide an interest payment on each Interest Payment Date, and the Notes provide for a payment at maturity based on any appreciation of the Underlier above the Threshold Value, as measured by the Settlement Value. Investors should be willing to forgo dividend payments and, if the Settlement Value is less than or equal to the Threshold Value, be willing to receive no more than their principal amount plus the final interest payment at maturity.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 14, 2024. The Initial Underlier Value is not the Volume-Weighted Average Price of the Underlier on the Initial Valuation Date.
Issue Date:	August 20, 2024
Final Valuation Date:†	August 13, 2029
Maturity Date:†	August 20, 2029
Reference Asset:*	The common stock of EQT Corporation (Bloomberg ticker symbol “EQT US <Equity>”) (the “Underlier”)
Interest Payment Amount:

For each Interest Period, the Interest Payment Amount per $1,000 principal amount Note will be calculated as follows:

$1,000 × Interest Rate × (number of days in Interest Period / 360)

where the number of days in the Interest Period will be determined based on a 30/360 Day Count Convention.

Interest Rate:	0.25% per annum
Interest Periods:	Each period from, and including, a scheduled Interest Payment Date (or, in the case of the first Interest Period, the Issue Date) to, but excluding, the immediately following scheduled Interest Payment Date
Interest Payment Dates:†	February 20, 2025, August 20, 2025, February 20, 2026, August 20, 2026, February 22, 2027, August 20, 2027, February 22, 2028, August 21, 2028, February 20, 2029 and the Maturity Date
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to the Daily Value plus the Interest Payment Amount otherwise due.

Because the Notes are initially offered at a premium to the principal amount, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount, and the payment at maturity on the Notes (excluding the Interest Payment Amount otherwise due) may be less than your initial investment.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-5 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.
Daily Value:	The greater of (i) $1,000 and (ii) the Alternative Redemption Amount
Alternative Redemption Amount:	$1,000 × (Settlement Value / Threshold Value)
Settlement Value:	The Adjusted Volume-Weighted Average Price of the Underlier times the Multiplier, each on the Final Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,072.00	107.20%	0.00%	107.20%
Total	$42,880,000	$42,880,000	$0	$42,880,000
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $1,043.80 per $1,000 principal amount Note. The estimated value is less than the Initial Issue Price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-6 of this pricing supplement.

(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Up to 30% of the aggregate principal amount of the Notes may be unsold as of the Initial Valuation Date or may be purchased by one or more of our affiliates and held by any such affiliate for investment for a period of at least 30 days. We may sell any unsold portion of the Notes for a limited period after the Initial Valuation Date in our sole discretion, and our affiliates may sell any notes they purchase at any time after 30 days in their sole discretion. Accordingly, the total principal amount of the Notes may include a portion that is not purchased by investors as of the Issue Date. Any portion not purchased by investors may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. We and/or Barclays Capital Inc. or any other of our affiliates may change the Initial Issue Price and the other selling terms and from time to time after the Initial Valuation Date may offer any unsold portion of the Notes for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Initial Underlier Value:	$31.18. The Initial Underlier Value is not the Volume-Weighted Average Price of the Underlier on the Initial Valuation Date.
Threshold Value:	$37.4160, which is 120.00% of the Initial Underlier Value (rounded to four decimal places)
Adjusted Volume-Weighted Average Price:	With respect to the Underlier on any scheduled trading day, the Volume-Weighted Average Price of the Underlier times the Dividend Adjustment Factor, each on that scheduled trading day
Volume-Weighted Average Price:	With respect to the Underlier on any scheduled trading day, the volume-weighted average price (“VWAP”) calculated by Bloomberg Professional® service and displayed on Bloomberg page “EQT US <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on that scheduled trading day, provided that if, on any relevant day, Bloomberg does not calculate and report the VWAP for that day, the Calculation Agent will calculate the VWAP to be used as the Volume-Weighted Average Price for that day.
Dividend Adjustment Factor:

On August 13, 2024, the Dividend Adjustment Factor will be set equal to 1.0. Thereafter, if any cash dividend with respect to the Underlier (an “Ordinary Cash Dividend”) has an ex-dividend date on or after the scheduled trading day immediately following August 13, 2024, the Dividend Adjustment Factor will be adjusted on that ex-dividend date for that Ordinary Cash Dividend so that the new Dividend Adjustment Factor will equal the product of (i) the prior Dividend Adjustment Factor and (ii) a fraction, the numerator of which is the closing price of the Underlier on the first scheduled trading day preceding the ex-dividend date on which no market disruption event occurs (such closing price, the “Ex-Dividend Closing Market Price”) and the denominator of which is the sum of (x) the Ex-Dividend Closing Market Price and (y) the applicable Base Dividend less the amount of that Ordinary Cash Dividend.

On any scheduled trading day that is not an ex-dividend date of an Ordinary Cash Dividend, no adjustment will be made to the Dividend Adjustment Factor, provided that, if no ex-dividend date occurs in a calendar quarter, the last scheduled trading day in that calendar quarter will be deemed an ex-dividend date for that purpose.

Base Dividend:	For each calendar quarter from August 13, 2024 to, and including, the Final Valuation Date, $0.1575
Multiplier:*	The Multiplier will initially be 1.0, subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, as modified by the provisions set forth under “Additional Terms of the Notes —Adjustments to the Terms of the Notes” in this pricing supplement.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to be closed.
Day Count Convention:	30/360
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06745UTL4 / US06745UTL43

*	In the case of certain corporate events related to the Underlier, the Calculation Agent may adjust any variable, including but not limited to, the Underlier and the Multiplier under certain circumstances described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, subject to the modifications set forth under “Additional Terms of the Notes—Adjustments to the Terms of the Notes” below.

†	The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, subject to the modifications set forth under “Additional Terms of the Notes—Market Disruption Events” in this pricing supplement. In addition, an Interest Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL TERMS OF THE NOTES

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the following provisions will apply for purposes of the Notes.

Reference Asset Issuer and Reference Asset Information

•	For purposes of the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the accompanying prospectus supplement, each reference in such section to a “closing price” shall be deemed to be replaced with “price.”

Market Disruption Events

•	If a market disruption event occurs on the Final Valuation Date, the Final Valuation Date will be postponed to the next scheduled trading day on which no market disruption event occurs or is continuing, provided that, if a market disruption event occurs or is continuing on each of the eight scheduled trading days following the originally scheduled Final Valuation Date, then that eighth scheduled trading day shall be deemed to be the Final Valuation Date. The Calculation Agent shall determine the VWAP of the Underlier for that eighth scheduled trading day based upon its good faith estimate of the VWAP on such day. For a description of what constitutes a market disruption event with respect to the Underlier, please see “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, subject to the modifications set forth in the provisions below.

•	The section “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement shall be deemed modified as follows:

o	each of the first two bullet points shall be deemed modified by deleting the words “for more than two hours of trading or” and “during the one-half hour period preceding the close of the regular trading session in that exchange or market or, if the applicable pricing supplement provides for a valuation time that is not the close of the regular trading session in that exchange or market, the relevant valuation time” therein; and

o	the third bullet point shall be deemed modified by deleting the words “unless the earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchange on that scheduled trading day for the relevant exchange and (2) the submission deadline for orders to be entered into the applicable exchange system for execution at the close of trading on that scheduled trading day for the relevant exchange” therein.

Adjustments to the Terms of the Notes

•	The Underlier and the Multiplier (which is initially 1.0) will be subject to adjustment in certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, provided that any provision of that section in the accompanying prospectus supplement relating to any adjustment upon the payment of any dividend will not apply.

•	Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a Reorganization Event or Additional Adjustment Event (each as defined in the prospectus supplement) occurs that would otherwise obligate the Calculation Agent to accelerate the maturity of the Notes, the Calculation Agent shall instead adjust any variable of the Notes in a commercially reasonable manner (including, without limitation, the methodology used to calculate the Alternative Redemption Amount) that the Calculation Agent determines appropriate to account for the Reorganization Event or Additional Adjustment Event, as applicable. For the avoidance of doubt, notwithstanding any adjustment made pursuant to the preceding sentence, the Payment at Maturity will not be less than $1,000 per $1,000 principal amount Note plus the Interest Payment Amount otherwise due.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the Initial Issue Price of the Notes. The difference between the Initial Issue Price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately twelve months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You anticipate that the Daily Value will be greater than the Initial Issue Price.

•	You anticipate that the Settlement Value will be greater than the Threshold Value.

•	You understand and are willing and able to accept that, because the Notes are initially offered at a premium to the principal amount, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount, and the payment at maturity on the Notes may be less than your initial investment.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier, nor will you have any voting rights with respect to the Underlier.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You do not anticipate that the Daily Value will be greater than the Initial Issue Price.

•	You do not anticipate that the Settlement Value will be greater than the Threshold Value.

•	You are unwilling or unable to accept that, because the Notes are initially offered at a premium to the principal amount, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount, and the payment at maturity on the Notes may be less than your initial investment.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: $100.00*

▪	Hypothetical Threshold Value: $120.0000 (120.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Settlement Value: As set forth in the table below

▪	The Dividend Adjustment Factor is 1.0 with respect to each scheduled trading day during the term of the Notes.

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Threshold Value of $120.0000 have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Value or Threshold Value. The actual Initial Underlier Value and Threshold Value are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Settlement Value	Percentage Change from Initial Underlier Value to Settlement Value	Alternative Redemption Amount	Payment at Maturity**	Total Return on the Notes***
$190.0000	90.00%	$1,583.33	$1,583.33	48.87%
$180.0000	80.00%	$1,500.00	$1,500.00	41.09%
$170.0000	70.00%	$1,416.67	$1,416.67	33.32%
$160.0000	60.00%	$1,333.33	$1,333.33	25.54%
$150.0000	50.00%	$1,250.00	$1,250.00	17.77%
$140.0000	40.00%	$1,166.67	$1,166.67	10.00%
$130.0000	30.00%	$1,083.33	$1,083.33	2.22%
$128.6400	28.64%	$1,072.00	$1,072.00	1.17%
$120.0000	20.00%	$1,000.00	$1,000.00	-5.55%
$110.0000	10.00%	$916.67	$1,000.00	-5.55%
$105.0000	5.00%	$875.00	$1,000.00	-5.55%
$100.0000	0.00%	$833.33	$1,000.00	-5.55%
$90.0000	-10.00%	$750.00	$1,000.00	-5.55%
$80.0000	-20.00%	$666.67	$1,000.00	-5.55%
$70.0000	-30.00%	$583.33	$1,000.00	-5.55%
$60.0000	-40.00%	$500.00	$1,000.00	-5.55%
$50.0000	-50.00%	$416.67	$1,000.00	-5.55%
$40.0000	-60.00%	$333.33	$1,000.00	-5.55%
$30.0000	-70.00%	$250.00	$1,000.00	-5.55%
$20.0000	-80.00%	$166.67	$1,000.00	-5.55%
$10.0000	-90.00%	$83.33	$1,000.00	-5.55%
$0.0000	-100.00%	$0.00	$1,000.00	-5.55%

** Per $1,000 principal amount Note, excluding the final Interest Payment Amount payable on the Maturity Date. Because the Notes are initially offered at a premium to the principal amount, the payment at maturity on the Notes may be less than your initial investment.

*** Including the Interest Payment Amounts over the term of the Notes. Because the Notes are initially offered at a premium to the principal amount, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount.

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Settlement Value is $105.0000, which is greater than the Initial Underlier Value but less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $105.0000 / $120.0000, or $875.00.

Because the Alternative Redemption Amount is less than $1,000, the Daily Value is $1,000. Accordingly, the investor receives a payment at maturity equal to $1,000 per $1,000 principal amount Note that they hold (plus the Interest Payment Amount otherwise due). Because the Notes are initially offered at a premium to the principal amount, the payment at maturity on the Notes is less than your initial investment.

After taking into account the payment of Interest Payment Amounts, the total amount paid on the Notes is $1,012.50, which represents a total return on the Initial Issue Price of the Notes of -5.55%.

Example 2: The Settlement Value is $70.0000, which is less than the Initial Underlier Value and, accordingly, less than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $70.0000 / $120.0000, or $583.33.

Because the Alternative Redemption Amount is less than $1,000, the Daily Value is $1,000. Accordingly, the investor receives a payment at maturity equal to $1,000 per $1,000 principal amount Note that they hold (plus the Interest Payment Amount otherwise due). Because the Notes are initially offered at a premium to the principal amount, the payment at maturity on the Notes is less than your initial investment.

After taking into account the payment of Interest Payment Amounts, the total amount paid on the Notes is $1,012.50, which represents a total return on the Initial Issue Price of the Notes of -5.55%.

Example 3: The Settlement Value is $130.0000, which is greater than the Threshold Value.

In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $130.0000 / $120.0000, or $1,083.33.

Because the Alternative Redemption Amount is greater than $1,000, the Daily Value is $1,083.33. The investor receives a payment at maturity equal to $1,083.33 per $1,000 principal amount Note that they hold (plus the Interest Payment Amount otherwise due). Because the Notes are initially offered at a premium to the principal amount, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount.

After taking into account the payment of Interest Payment Amounts, the total amount paid on the Notes is $1,095.83, which represents a total return on the Initial Issue Price of the Notes of 2.22%.

Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than the Principal Amount of Your Notes, Which Is Less Than the Initial Issue Price—If the Settlement Value is less than or equal to the Threshold Value, you will receive only the principal amount of your Notes (in addition to the Interest Payment Amount otherwise due). Because the Notes are initially offered at a premium to the principal amount, the payment at maturity may be less than your initial investment. Even if the Settlement Value is greater than the Threshold Value, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity if the Underlier does not appreciate sufficiently over the term of the Notes.

•	The Initial Issue Price of the Notes Reflects a Premium to Their Principal Amount—The Notes are initially offered at a premium to the principal amount. However, the Daily Value, the Alternative Redemption Amount and the amount of each Interest Payment Amount are determined by reference to the principal amount. Accordingly, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount, and the payment at maturity on the Notes may be less than your initial investment.

•	You Will Not Participate in the Full Appreciation of the Underlier—Even if the Settlement Value is greater than the Threshold Value, the payment on the Notes at maturity will reflect appreciation of the Underlier only to the extent that the Settlement Value exceeds the Threshold Value. For example, if the Settlement Value is equal to 180% of the Initial Underlier Value, the payment at maturity on the Notes (excluding the Interest Payment Amount otherwise due) would be only $1,500.00 per $1,000 principal amount Note, for a return on the Notes at maturity (excluding the Interest Payment Amounts) of approximately 39.93% as compared to the Initial Issue Price, even though the Underlier appreciated by 80.00% from the Initial Underlier Value. In contrast, a direct investment in the Underlier would allow you to receive the benefit of any appreciation in its value. Thus, any return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlier.

•	Any Payment on the Notes (Other Than Interest Payment Amounts) Will Be Determined Based on the Volume-Weighted Average Price of the Underlier on the Dates Specified—Any payment on the Notes (other than Interest Payment Amounts) will be determined based on the Volume-Weighted Average Price of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Underlier—The return on the Notes may not reflect the return you would realize if you actually owned the Underlier. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlier would have.

•	Tax Treatment— We intend to treat the Notes as contingent payment debt instruments. Under this treatment, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, and Interest Payment Amounts will not be subject to additional tax on receipt. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

•	There Are Risks Associated with a Single Equity—The price of the Underlier can rise or fall sharply due to factors specific to the Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlier.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, as modified by the provisions set forth under “Additional Terms of the Notes —Adjustments to the Terms of the Notes” in this pricing supplement.

In addition, if the Ordinary Cash Dividend for a quarter is less than the Base Dividend or if there is no Ordinary Cash Dividend for a quarter, the Dividend Adjustment Factor, and therefore Settlement Value, will be adversely affected.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of the Underlier, the Calculation Agent will make adjustments to the Underlier that may result in payments on the Notes being based on the performance of shares, cash or other assets distributed to holders of the Underlier upon the occurrence of such event. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, as modified by the provisions set forth under “Additional Terms of the Notes —Adjustments to the Terms of the Notes” in this pricing supplement.

•	Historical Performance of the Underlier Should Not Be Taken as Any Indication of the Future Performance of the Underlier Over the Term of the Notes—The value of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Underlier is not an indication of the future performance of the Underlier over the term of the Notes. Therefore, the performance of the Underlier over the term of the Notes may bear no relation or resemblance to the historical performance of the Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier; and determining what adjustments to make upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or its affiliates may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rate on and expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the Initial Issue Price of your Notes. The difference between the Initial Issue Price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the Initial Issue Price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIER

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to the issuer’s SEC file number provided below.

Included below is a brief description of the issuer of the Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

EQT Corporation

According to publicly available information, EQT Corporation is a natural gas production company. Information filed by EQT Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03551. The common stock of EQT Corporation is listed on the New York Stock Exchange under the ticker symbol “EQT.”

Historical Performance of the Underlier

The graph below sets forth the historical performance of the Underlier based on the daily closing prices from January 2, 2019 through August 13, 2024. We obtained the closing prices shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlier is based on the closing prices of the Underlier and is provided for informational purposes only. Any payment on the Notes (other than Interest Payment Amounts) will be determined based on the Volume-Weighted Average Price, not the closing price, of the Underlier.

Historical Performance of the Common Stock of EQT Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” Generally, the discussion below applies with respect to Notes you purchase at their issuance within the 13-day period beginning on and including the Issue Date. It does not address the differing consequences that may potentially apply if you purchase Notes in a secondary offering. In that event, the tax consequences of owning and disposing of the Notes may be different, and you should consult your tax advisor about the U.S. federal tax consequences of an investment in the Notes. Notwithstanding that the Notes do not provide for the full repayment of their principal amount at maturity, we intend to treat the Notes as debt instruments for U.S. federal income tax purposes. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable. The remainder of this discussion assumes that this treatment is correct.

The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Our treatment of the Notes as contingent payment debt instruments is binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, and Interest Payment Amounts will not be subject to additional tax on receipt. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the Issue Date, you may obtain the issue price, the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that we will pay on the Notes. If you purchase Notes for an amount that is different from their “issue price” (as defined in the section of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes ─Original Issue Discount Notes”), you must account for the difference between your purchase price and the adjusted issue price, generally by allocating it reasonably among projected payments on the Notes or daily portions of interest that you are required to accrue with respect to the Notes and treating amounts allocated as adjustments to your income when the payment is made or the interest accrues.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the Interest Payment Amounts or to the excess (if any) of the payment at maturity over the face amount of the Notes, although the IRS could challenge this position. The U.S. federal income tax treatment of any amounts attributable to the Dividend Adjustment Factor is uncertain. We expect to treat the payment of any amounts attributable to the Dividend Adjustment Factor as exempt from U.S. federal income tax (including withholding tax), provided that such amount is not effectively connected with your conduct of a trade or business in the United States. We believe this treatment is reasonable, but the IRS, other withholding agents or a court may disagree and treat any such payment (and any sales proceeds attributable to the Dividend Adjustment Factor) as subject to U.S. federal withholding at a rate of 30% unless you provide a properly completed Form W-8 appropriate to your circumstances claiming eligibility for a reduction of or an exemption from withholding.

Notwithstanding the above, if we determine that there is a material risk that we are required to withhold on any payments on the Notes, we may withhold on these payments at a 30% rate unless you submit a properly completed IRS Form W-8 appropriate to your circumstances that reduces or eliminates withholding.

Non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S.

holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, all or a portion of the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of those Notes, if any are taken. We will sell any notes not purchased by the agent directly to non-U.S. investors at the price specified on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

The Notes and the related offer to purchase Notes and sale of Notes under the terms and conditions provided in this pricing supplement do not constitute a public offering in any non-U.S. jurisdiction. The Notes are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The Notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities regulatory authority. Any person who wishes to acquire the Notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these Notes. The following paragraphs supplement the information found under “Plan of Distribution (Conflict of Interest)—Non-U.S. Selling Restrictions” in the accompanying prospectus supplement.

Australia

This pricing supplement has not been, and no prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the Global Medium-Term Notes, Series A, of which these Notes are a part, or the Notes, has been or will be, lodged with the Australian Securities and Investments Commission (“ASIC”) or ASX Limited (“ASX”).

The agent has represented and agreed that it:

(a)	has not (directly or indirectly) made or invited, and will not make or invite, an offer of the Notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	has not distributed or published, and will not distribute or publish, any pricing supplement, offering circular, information memorandum or any other offering material or advertisement relating to any Notes in Australia, unless:

(i)  the aggregate consideration payable by each offeree is at least A$500,000 (or its equivalent in an alternate currency, in either case, disregarding monies lent by the offeror or its associates) or the offer or invitation does not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act;

(ii)  the offer or invitation does not constitute an offer to a 'retail client' as defined for the purposes of section 761G and 761GA of the Corporations Act;

(iii)  such action complies with any other applicable laws, regulations or directives in Australia; and

(iv)  such action does not require any document to be lodged with ASIC, ASX or any other regulatory authority in Australia.

Barclays Bank PLC is authorised as a foreign authorised deposit-taking institution (“ADI”) by the Australian Prudential Regulation Authority (“APRA”) under Australian laws. If you receive services from any other entity within the Group (as defined below), please note that Barclays Bank PLC does not guarantee or support the activities of those other entities (unless there is a separate agreement to that effect). Further, obligations of these other entities do not represent deposits or other liabilities of Barclays Bank PLC. To the extent you invest money with these other entities, you are exposed to investment risk to those entities, including possible delays in repayment and loss of income and principal invested, as relevant. For these purposes, the “Group” refers to Barclays PLC (or any successor entity) and its consolidated subsidiaries.

Belgium

In addition to the requirements set out under “—European Economic Area” herein, any offeror of the Notes will be required to represent and agree that it will not offer for sale, sell or market the Notes to any person qualifying as a consumer within the meaning of Article I.1.2 of the Belgian Code of Economic Law, as amended from time to time (the “Belgian Code”), unless such offer, sale or marketing is made in compliance with the Belgian Code and its implementing regulation.

European Economic Area

This document is not an advertisement

No offer of the Notes has been, or will be, made to the public in any member state of the European Economic Area (each, a “Member State”), except that an offer of such Notes may be made to the public in that Member State:

(a) at any time to any legal entity which is a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”);

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter nominated by the Issuer for any such offer;

(c) at any time in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of Notes referred to in (a) to (c) (inclusive) above shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

France

Neither this pricing supplement nor the accompanying prospectus and prospectus supplement have been approved by the Autorité des marchés financiers.

The Issuer and each offeror of the Notes have represented and agreed that it will not offer or sell, directly or indirectly, the Notes to the public in France and have not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this pricing supplement nor any other offering material relating to the Notes.

Such offers, sales and distributions have been and will be made in France only in circumstances that do constitute an offer to the public exempted from the obligation to publish a prospectus pursuant to Articles L.411-2 and L.411-2-1 of the French Code monétaire et financier (CMF) and more particularly to:

(a) a restricted circle of investors (cercle restreint d'investiseurs), other than qualified investors, acting for their own account; in accordance with Articles L. 411-2 1° and D.411-4 of the CMF; and/or

(b) qualified investors (investisseurs qualifiés), as defined in, and in accordance with Article L 411-2 1° of the CMF and Article 2(e) of the Prospectus Regulation; and/or

(c) investors who acquire Notes for a total consideration of at least EUR 100,000 (or its equivalent in another currency) per investor, for each separate offer in accordance with Article L. 411-2-1 2° of the CMF and Article 211-2 II of the Règlement Général of the AMF (RG AMF); and/or

(d) Notes whose nominal amount or equivalent amounts is at least EUR 100,000 (or its equivalent in another currency) in accordance with Article L. 411-2-1 3 of the CMF and Article 211-2 III of the RG AMF.

The direct or indirect resale of Notes which have been acquired in respect of an offer to the public exempted from the obligation to publish a prospectus shall be subject to the same restrictions and shall only be made in accordance with Articles L.411-1 and L.411-2 of the French Code monétaire et financier.

Hong Kong

No advertisement, invitation or document relating to the Notes may be issued, or may be in the possession of any person for the purpose of issue, (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

In addition, in respect of Notes which are not a “structured product” as defined in the SFO, the Notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the SFO and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32, Laws of Hong Kong, the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

The Netherlands

In addition to the requirements set out under “—European Economic Area” herein, Regulatory capacity to offer the Notes in The Netherlands: Each offeror of the Notes that does not have the requisite Dutch regulatory capacity to make offers or sales of financial instruments in The Netherlands has represented and agreed with the Issuer that it has not offered or sold, and will not offer or sell, any of the Notes of the Issuer in The Netherlands, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

Switzerland

The Notes may not be distributed to retail investors in Switzerland. Neither this pricing supplement nor the accompanying prospectus and prospectus supplement shall be dispatched, copied to or otherwise made available to, and the Notes may not be offered for sale to any person in Switzerland, except to professional investors and institutional investors as defined in article 4(3) and (4) of the Swiss Federal Financial Services Act (“FinSA”), i.e. to (a) financial intermediaries according to the Swiss Federal Banking Act of 8 November 1934, the Swiss Federal Financial Institutions Act of 15 June 2018 and the Swiss Federal Collective Investment Scheme Act, (b) insurance institutions according to the Swiss Federal Insurance Supervision Act, (c) foreign clients who are under prudential supervision similar to (a) and (b), (d) central banks, (e) public entities with professional treasury department, (f) retirement benefits institutions with professional treasury department (g) companies with professional treasury department, (h) large companies (as defined below) or (i) investment structures with professional treasury department established for high net worth retail investors.

Large companies are defined in Art 4 (5) FinSA as companies which exceed two of the following criteria: (i) balance sheet total of CHF 20 million; (ii) sales revenue of CHF 40 million; (iii) shareholder’s equity of CHF 2 million. High net worth retail investors and investment structures established for such investors can confirm in writing to be professional investors (opting-out), Art 5 (1) FinSA. High net worth retail investors are defined in Art 5 (2) FinSA as individuals who provide evidence that (i) based on his/her education and his/her professional experience or based on a comparable experience in the financial sector, he/she has the necessary know-how, to understand the risks connected to the investment in the securities and who has financial assets of at least CHF 500,000 at his/her disposal, or (ii) who has financial assets of at least CHF 2 million at his/her disposal. Professional investors who are not Institutional Investors can confirm in writing to be retail investors (opting-in).

Neither this pricing supplement nor the accompanying prospectus and prospectus supplement is a prospectus according to Art 35 et seq. FinSA nor a simplified prospectus according to Art 5 of the Swiss Act on Collective Investment Schemes (“CISA”). The Notes do not constitute an investment in a collective investment scheme and are not subject to the CISA nor to the supervision of the Swiss Financial Market Supervisory Authority FINMA.

Taiwan

The offer of the Notes has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations, and the Notes may not be offered, issued or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires the registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

United Kingdom

This document is not an advertisement

No offer of the Notes has been, or will be, made to the public in the United Kingdom, except that an offer of such Notes may be made to the public in the United Kingdom:

(a) at any time to any legal entity which is a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and regulations made thereunder (as amended, the “UK Prospectus Regulation”);

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom subject to obtaining the prior consent of the relevant Manager or Managers nominated by the Issuer for any such offer;

(c) at any time in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 of the United Kingdom (as amended, the “FSMA”),

provided that no such offer of Notes referred to in (a) to (c) above shall require the Issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.